                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                             COMMNET CELLULAR INC.
                             _____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 27, 1996
                             _____________________

  The Annual Meeting of Stockholders of CommNet Cellular Inc., a Colorado corporation (the "Company"), will be held on Tuesday, February 27, 1996, at 10:00 A.M., local time, at the Inverness Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado, for the following purposes:

  1.To elect two directors of the Company; and

  2.To transact such other business as may properly come before the meeting or any adjournment thereof.

  All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business on January 10, 1996 will be entitled to notice of and to vote at the meeting.

  Shares can only be voted at the meeting if the holder is present or represented by proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

  The Company's Annual Report for the fiscal year ended September 30, 1995 is enclosed.

                                            AMY M. SHAPIRO
                                            Secretary

Englewood, Colorado
January 12, 1996

                                PROXY STATEMENT

                             COMMNET CELLULAR INC.
                          8350 East Crescent Parkway
                          Englewood, Colorado  80111


  This statement is furnished in connection with the solicitation of proxies by CommNet Cellular Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on February 27, 1996, and at any and all adjournments of such meeting.

  January 10, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. At the close of business on that date 13,699,604 shares of Common Stock, par value $.001 per share, of the Company were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the shares of Common Stock entitled to be voted at the meeting will constitute a quorum.

  This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about January 12, 1996.

  Stockholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by the proxies solicited by the Company will be voted in accordance with the directions given therein by the stockholder. Any proxy not specifying to the contrary will be voted FOR the election of the Board of Directors' nominee as director referred to in Item I. So far as the Company's management is aware, such matter is the only matter to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment.

                             ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)

  The persons named in the accompanying proxy will vote for the election of one Class II director with the term of office to continue until the 1998 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. David E. Simmons is the nominee for election as a Class II director of the Company and the Company is informed that this nominee is willing to serve as a director. However, if such nominee should decline or become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. The nominee for election as a director of the Company is incumbent.

  The following lists the nominee for election as Class II director of the Company and the four directors of the Company whose term of office will continue after the Annual Meeting, including the age of each person as of January 10, 1996, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of shares of Common Stock of the Company owned beneficially by each such person as of January 10, 1996 is set forth in "Voting Securities and Principal Holders Thereof."

                   NOMINEE FOR ELECTION AS CLASS II DIRECTOR

             David E. Simmons; age 38; President of Simmons Family
       Incorporated; Chairman and CEO of Keystone Communications, Inc.;
                             Director since 1987.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1996

          Daniel P. Dwyer, age 36; Chief Financial Officer, Treasurer
                 and Executive Vice President of the Company;
                             Director since 1990.

         John E. Hayes, Jr., age 58; Chairman of the Board, President
            and Chief Executive Officer of Western Resources, Inc.;
                    Director of Boatmen's Bancshares Inc.;
                             Director since 1990.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1997

           Arnold C. Pohs; age 67; Chairman of the Board, President,
                  and Chief Executive Officer of the Company;
                             Director since 1985.

          Robert J. Paden; age 40; General Manager/Vice President of
                        the Stanton Telephone Company;
                             Director since 1985.

    The Board of Directors recommends a vote FOR the nominee listed above.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  At January 10, 1996, there were 13,699,604 shares of Common Stock of the Company issued and outstanding. As of such date, options to purchase 1,680,250 shares were outstanding. Each holder of Common Stock, but not unexercised options, is entitled to one vote per share on each matter which may be presented at a meeting of stockholders. Cumulative voting is not allowed. The Company's Common Stock is traded on the Nasdaq National Market under the symbol CELS.

  The following table sets forth information regarding ownership of the Company's Common Stock at January 10, 1996 by each person who is known by management of the Company to own beneficially more than 5% of the Common Stock, by each director of the Company and by all directors and executive officers of the Company as a group. Shares issuable on exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Insofar as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name and Address                    Amount and Nature of         Percent
of Beneficial Owner                 Beneficial Ownership         of Class
-------------------                 --------------------         --------

Arnold C. Pohs
8350 East Crescent Parkway               277,739 (1)               2.00%
Englewood, Colorado  80111

Daniel P. Dwyer
8350 East Crescent Parkway               148,315 (2)               1.07%
Englewood, Colorado  80111

John E. Hayes, Jr.
818 Kansas Avenue                          7,500                   0.05%
Topeka, Kansas  66612

Main Street Partners, L.P.
3637 Fall Creek Highway                2,075,800 (3)              15.15%
Granbury, Texas  76049

Janus Capital Corporation
100 Filmore Street                     1,581,325 (4)              11.54%
Denver, Colorado  80206

The Equitable Companies Inc.
787 Seventh Avenue                     1,189,900 (5)               8.69%
New York, New York  10019

All executive officers and
directors (10 persons)                   543,803 (6)               3.86%

__________
(1) Includes options to purchase 187,500 shares of Common Stock.
(2) Includes options to purchase 120,000 shares of Common Stock.
(3) A Schedule 13D, dated April 4, 1995, was filed on behalf of Main Street Partners, L.P., MS Advisory Partners, L.P., MS Advisory Partners (Overseas), L.P., San Francisco Partners II, L.P., SF Advisory Partners, L.P., SF Advisory Corp., SF Advisory Corp. II, The Phoebe Snow Foundation, John H. Scully, William
E. Oberndorf, William J. Patterson and Glenn B. Solomon.
(4) A Schedule 13G, dated November 9, 1995, filed on behalf of Janus Capital Corporation, Janus Venture Fund and Thomas H. Bailey reflects that such group has shared voting power and shared dispositive power over such shares.
(5) A Schedule 13G, dated February 28, 1995, filed on behalf of five French mutual insurance companies, AXA Assurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, AXA, The Equitable Companies Incorporated and their subsidiaries reflects that such group has sole voting power over 1,104,900 shares of Common Stock of the Company. No information is given in respect of voting power over the remaining shares.
(6) Includes options to purchase 395,500 shares of Common Stock held by directors and executive officers of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities Exchange Commission. Executive officers and directors are required by SEC regulations to furnish th e Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company notes that one officer, Timothy C. Morrisey, inadvertently failed to file on a timely basis an initial report indicating beneficial ownership of Common Stock of the Company.

                             CONCERNING MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company:

Name                     Age         Position
----                     ---         --------

Arnold C. Pohs           67          Chairman of the Board, President, Chief
                                     Executive Officer and Director

Daniel P. Dwyer (1)      36          Executive Vice President,  Treasurer,
                                     Chief Financial Officer and Director

Andrew J. Gardner        41          Senior Vice President and Controller

Homer Hoe                46          Executive Vice President and Chief
                                     Information Officer

Timothy C. Morrisey      42          Senior Vice President - Sales Operations

David S. Lynn            38          Senior Vice President - Network Operations

Amy M. Shapiro           42          Senior Vice President, Secretary and
                                     General Counsel

John E. Hayes, Jr.(1)(2) 58          Director

Robert J. Paden (2)      40          Director

David E. Simmons (1)(2)  38          Director
__________
(1) Member Audit Committee.
(2) Member Compensation Committee.

  The Company's Articles of Incorporation provide for a classified Board of Directors consisting of three classes, each class to be as nearly equal in number as possible. The members of each class are elected to a three-year term and one class is elected at each annual meeting. Mr. Simmons is a member of Class II with a term expiring at the 1995 Annual Meeting; Messrs. Dwyer and Hayes are members of Class III with terms expiring at the 1996 Annual Meeting of Stockholders (to be held in February 1997); and Messrs. Pohs and Paden are members of Class I with terms expiring at the 1997 Annual Meeting (to be held in February 1998).

  Arnold C. Pohs has been Chairman of the Board of the Company since February 1991, President and Chief Executive Officer since August 1989 and a director since September 1985. Mr. Pohs served as Executive Vice President of the Company from January 1986 through August 1989. Mr. Pohs was designated Chief Operating Officer of the Company in August 1987, prior to which time he was the Chief Financial Officer of the Company. Mr. Pohs currently serves as Second Vice Chairman and a member of the

  Executive Committee of the Board of Directors of the Cellular
Telecommunications Industry Association, as Chairman and a director of the Cellular Foundation for Wireless Telecommunications, a non-profit industry association, as Chairman of the Industry Information Council and as Chairman of the Board of TVX, Inc.

  Daniel P. Dwyer has been Executive Vice President of the Company since November 1992, a director of the Company since March 1990 and Chief Financial Officer since August 1988 and Treasurer since August 1987. He was Vice President -Finance of the Company from November 1989 until November 1992, Secretary from August 1987 until March 1990, Assistant Secretary from January 1987 until August 1987, Controller from May 1986 until November 1988 and accounting manager for the Company from March 1986 until May 1986. From January 1984 until March 1986, Mr. Dwyer was a staff accountant with Ernst & Young LLP. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Dwyer currently serves as a director of TVX, Inc.

  Andrew J. Gardner was named Senior Vice President of the Company in July 1994. He was Vice President and Controller from November 1992 to July 1994 and Assistant Vice President - Accounting and Tax from August 1990 to October 1992. From August 1986 until joining the Company in August 1990, Mr. Gardner was employed by U S WEST, Inc. in various corporate financial management capacities, most recently Manager, Financial Results. Mr. Gardner is a Certified Public Accountant.

  Homer Hoe was elected Executive Vice President and Chief Information Officer of the Company in October 1994. From August 1992 until joining the Company in October 1994, he was a self-employed consultant to the Information Services industry, and was contracted by the Company as interim CIO from April 1994 to October 1994. From August 1991 to August 1992, Mr. Hoe was Director of Information Services for Tenneco Minerals, a subsidiary of Tenneco, Inc. From May 1986 to August 1991, he was employed by Digital Equipment Corporation, most recently as Senior Consultant, specializing in multi-vendor computer system integration.

  David S. Lynn was named Senior Vice President - Network Operations of the Company in July 1994. He was Vice President - Network Operations from March 1993 until July 1994, Vice President - Network Development from February 1992 until March 1993, Assistant Vice President - Finance from June 1990 until February 1992, Controller from November 1988 until June 1990 and Manager, Financial Reporting from August 1988 until November 1988. From August 1982 until joining the Company in August 1988, Mr. Lynn was employed by American Television and Communications Corporation in various accounting and financial management capacities.

  Timothy C. Morrisey was named Senior Vice President - Sales Operations of the Company in February 1995. He was General Sales Manager of the Company's Midwest Region from July 1993 until February 1995. From February 1990 until joining the Company in July 1993, Mr. Morrisey was President and General Manager of the Washington D.C. and Baltimore cellular operations for Southwestern Bell Mobile Systems.

  Amy M. Shapiro was named Senior Vice President of the Company in November 1995. She was Vice President of the Company from November 1992 to November 1995 and has been Secretary of the Company since March 1990 and General Counsel since October 1989. From February 1986 until joining the Company in October 1989, Ms. Shapiro was an associate with Hall & Evans, LLC, a Denver, Colorado law firm.

  John E. Hayes, Jr. was elected a director of the Company in October 1990. Mr. Hayes has served as Chairman of the Board, President and Chief Executive Officer of Western Resources, Inc. since October 1989. From May 1989 to October 1989, Mr. Hayes was Chairman of the Board of Triad Capital Partners, a venture capital firm. Mr. Hayes was President and Chief Executive Officer of Southwestern Bell Telephone Company from September 1986 to January 1989. Mr. Hayes is a director of the Automobile Club of Missouri, Boatmen's Bancshares, Inc., American Gas Association, Edison Electric Institute, Security Benefit Group, the Topeka Community Foundation, Boys Hope, Kansas Wildscape and Boy Scouts of America and a Trustee of Midwest Research Institute, Menninger Foundation and Rockhurst College.

  Robert J. Paden has been a director of the Company since December 1985. For the past ten years, Mr. Paden has been General Manager/Vice President of the Stanton Telephone Company, Stanton, Nebraska. He is also a board member of the Nebraska Telephone Association.

  David E. Simmons has been a director of the Company since August 1987. Mr. Simmons has served as President of Simmons Family Incorporated, a broadcasting and communications company, since 1989 and as its Executive Vice President from 1985 to 1989. Mr. Simmons also serves as Chairman and Chief Executive Officer of Keystone Communications, Inc., a satellite communications company.

                      COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF COMPENSATION COMMITTEE

  General. The Compensation Committee of the Board of Directors is responsible for establishing the executive compensation program for the Company. The Committee monitors and recommends changes in the compensation levels of executive management and administers the Company's incentive compensation programs as well as determining the grants under the Company's Employee Stock Ownership Plan. All of the Committee members are outside, non-employee directors of the Company. The Company has periodically retained the services of a nationally recognized executive compensation consulting firm to assist the Company in compensation matters.

  Compensation Philosophy. The Company's compensation program is designed to attract and retain high quality executive management, to give management incentives that motivate superior performance on behalf of the Company and to align the interests of management with those of the Company's shareholders. The Committee believes that the Company's base salaries should approximate the average of base salaries paid to executives with similar responsibilities in similar cellular companies. Executive compensation should also be correlated to the Company's performance and shareholder return.

  The companies used for compensation comparison purposes are not all of the same companies contained in the Nasdaq telecommunications industry group comparison of total shareholder return in the Stockholder Performance Return Graph. The companies used for compensation purposes are those companies which are similarly sized and are in the cellular industry.

  Components of Compensation.

  Salary:  The salary of the Chief Executive Officer and the other executive
  ------
officers of the Company are based on a subjective evaluation of an individual officer's responsibility and a comparison of salaries for similar positions in comparable companies.

  During 1995, the salary increases for the executive officers, other than Arnold C. Pohs, the Chief Executive, ranged between 8% and 11%. Mr. Pohs' base salary was increased by 20%. The basis for Mr. Pohs' salary increase was twofold. First, the increase recognizes the performance of the Company in terms of operating cash flow achievements. Second, Mr. Pohs' salary was adjusted after an evaluation of comparative industry information to approximate the Company's compensation objective of paying at the average.

  Short-Term Incentive Plan Bonuses:  The Company maintains an annual bonus
  ---------------------------------
plan which is based on meeting certain operational targets. The bonus opportunities are established based on the average opportunities provided to executives in similar positions at similar companies.

  Actual annual bonuses for the executive officers were determined based on the Company's performance relative to corporate operating targets and on each individual's performance relative to officer specific individual goals. The weightings of corporate and individual performance vary by position and responsibilities and range from a weighting of 70% corporate/30% individual to 90% corporate/10% individual, which is the weighting applied to Mr. Pohs' award.

  The corporate operating targets were based on the following measures which represent the key business indicators of performance within the cellular industry: Net managed market subscriber additions (20%), managed market acquisition cost per net new subscriber (15%), consolidated service revenues (20%), consolidated operating income before depreciation and amortization ("EBITDA") (30%) and consolidated service revenue as a percentage of total consolidated property, plant and equipment (15%).

  During fiscal 1995, the Company's weighted average performance results were 100.6% of the operating targets as described above and bonuses were paid accordingly after a subjective evaluation of individual performance. The corporate performance results represent excellent performance against aggressive operating plan targets.

  Mr. Pohs' award was 40% of base salary and was based 90% on the weighted performance results of 100.6% of the operating targets and 10% on individual performance. The Committee determined that the individual portion of Mr. Pohs' award should be based on a maximum individual performance rating. Specifically, the Committee considered the following: the Company added 52,480 managed market customers, a 53% increase, bringing the total to 151,482 at September 30, 1995, and consolidated EBITDA increased to $19.6 million which represented a 94% increase over the $10.1 million reported in the prior fiscal year.

  Long-Term Incentive Compensation:  The Company provides long-term incentive
  --------------------------------
compensation to its executives through stock option grants under the Omnibus Stock and Incentive Plan which are intended to align the interest of executives with those of shareholders. This plan was approved by the Company's shareholders by proxy vote during fiscal 1991 and was amended in 1993 and 1995.

  Subsequent to the 1995 fiscal year-end, stock options were granted to the Company's executives as set forth in the "Option Grants Table." All options are granted at an exercise price equal to the market price of the Company's Common Stock at the date of grant and vest over a period of four years. The shares owned by the named executives and their respective option positions were considered in determining such option grants.

  In November 1995, Mr. Pohs received an option to purchase 200,000 shares of Common Stock at an exercise price equal to the fair market value of the stock on the date of grant. The size of the award was determined based on a subjective evaluation of Mr. Pohs' performance, as discussed earlier, and on a study by an independent compensation consulting firm of dilution levels of comparable companies. After the stock option grant, the Company's stock option dilution levels are within the range of dilution levels found at comparable companies.

  As of the date of this proxy statement, Mr. Pohs owns 85,944 shares of the Company's Common Stock and, with the recent grant, holds options to purchase an additional 640,000 shares. The committee believes that the equity interests held by the named executives represent a significant incentive to continue to increase shareholder value.

  Policy with Respect to the $1 Million Limit.  Section 162(m) of the
  -------------------------------------------
Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

  Section 162(m) and proposed regulations thereunder do not affect the Company's compensation payments for fiscal 1995 or compensation expected to be paid in fiscal 1996. However, the Committee will continue to monitor the impact of the new Code requirements and will adopt a policy as appropriate.

  David E. Simmons        John E. Hayes, Jr.        Robert J. Paden

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation received by the named Executive Officers for each of the three years ended September 30, 1995.

                                                                                          Long-Term
                                                                                          ---------
                                               Annual Compensation                       Compensation
                                        ----------------------------------------         ------------
                                                                           Other                             All Others
Name and                                                                   -----                             ----------
Principal Position          Year        Salary ($)        Bonus ($)       ($) (1)         Options (#)          ($) (2)
------------------          ----        ----------        ---------       -------         -----------          -------

Arnold C. Pohs ...........  1995         300,000           126,455         10,861           200,000              8,625
  Chairman of the Board,    1994         250,000           112,601              -           250,000             13,980
  President and Chief       1993         210,000            85,352              -           100,000              9,987
  Executive Officer

Daniel P. Dwyer ........... 1995         200,000            66,203           3,734          100,000              8,625
  Executive Vice President, 1994         180,000            58,974               -          125,000             13,070
  Treasurer and Chief       1993         144,000            44,512               -           50,000              7,815
  Financial Officer

Homer Hoe ................. 1995         170,000            55,253           2,206           35,000                975
  Executive Vice President  1994               -                 -               -                -                  -
  and Chief Information     1993               -                 -               -                -                  -
  Officer

David S. Lynn ............. 1995          120,000           33,095               -           20,000              8,625
  Senior Vice President -   1994          108,000           28,755               -           20,000              7,637
  Network Operations        1993           94,500           22,433               -           15,000              5,070

Amy M. Shapiro ............ 1995          108,000           29,914               -           20,000              7,783
  Vice President, Secretary 1994          100,000           25,184               -           30,000              7,050
  and General Counsel       1993           94,500           20,070               -           15,000              5,096

------------
(1) The amounts shown represent premiums paid on supplemental health benefits for certain named executives.

(2) The amounts shown represent contributions by the Company to defined contribution plans.

1995 OPTION GRANTS

    The following table provides information on option grants for fiscal 1995 to the named Executive Officers.

                                                    Individual Grants
                        ----------------------------------------------------------------------
                                                                                                 Potential Realizable Value at
                                            Percent of                                              Assumed Annual Rates of
                         Number of         Total Options                                          Stock Price Appreciation for
                         Options            Granted to              Exercise                           Option Term (2)
                         Granted           Employees in              Price          Expiration    ----------------------------
Name                     (#1) (1)           Fiscal Year            ($/Share)           Date             5%            10%
----                     --------          ------------            ---------        ----------    -------------  -------------
Arnold C. Pohs           200,000             37.81%                 25.5625         11/08/05       $3,125,224     $8,148,008
Daniel P. Dwyer          100,000             18.90%                 25.5625         11/08/05        1,607,612      4,070,004
Homer Hoe                 35,000              6.62%                 25.5625         11/08/05          562,664      1,425,901
David S. Lynn             20,000              3.78%                 25.5625         11/08/05          321,522        814,801
Amy M. Shapiro            20,000              3.78%                 25.5625         11/08/05          321,522        814,801

____________
(1) Indicates number of shares as to which options were granted on November 8, 1995 pursuant to the Company's Omnibus Stock and Incentive Plan. Options become exercisable in four equal annual installments commencing November 8, 1996.

(2) These are hypothetical values using assumed growth as prescribed by the SEC. The assumed annual rates of appreciation of 5% and 10% over the ten year term of the options would result in the price of the Company's stock increasing to $41.64 and $66.30, respectively.

1995 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table provides information on the value of options exercised by the named Executive Officers during fiscal 1995 as well as the value of unexercised options at September 30, 1995.

                                                                 Number of Unexercised          Value of Unexercised
                             Shares                               Options At Fiscal             In-the-Money Options
                            Acquired                              Year End (#) (1)              At Fiscal Year End ($)
                              on                Value            ---------------------        ------------------------
Name                       Exercise (#)      Realized ($)         Vested    Unvested             Vested    Unvested
----                       ------------      ------------         ------    --------           --------    -----------
Arnold C. Pohs                20,000           312,500            80,000     360,000           1,088,750   2,102,500
Daniel P. Dwyer               32,500           507,813            64,375     183,125             954,219   1,099,531
Homer Hoe                          -                 -                 -      25,000                   -      84,375
David S. Lynn                 10,000           168,425            13,875      39,625             192,047     306,516
Amy M. Shapiro                 5,000            92,500            16,875      50,625             230,156     352,969

_________

(1) Does not reflect options granted on November 8, 1995 for fiscal 1995.

CHANGE IN CONTROL AGREEMENTS

  In July 1993, the Board of Directors approved change in control agreements (the "Agreements") with Messrs. Pohs and Dwyer. In October 1994, the Board authorized a comparable agreement with Mr. Hoe, the Company's Chief Information Officer. In November 1995, the Board authorized comparable agreements with Messrs. Gardner, Lynn and Morrisey, the Company's Senior Vice President and Controller, Senior Vice President - Network Operations and Senior
Vice President - Sales Operations, respectively, and Ms. Shapiro, the
Company's Senior Vice President and General Counsel. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. These Agreements provide that in the event of a change in control of the Company, as that term is defined in the Agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination or constructive termination of his employment, unless such termination is due to death, disability or voluntary retirement; unless the termination is by the Company for cause (as defined in the Agreements) or is by the officer for other than good reason (as defined in the Agreements).

  The severance benefits include the payment of the officer's full base salary through the date of termination. The severance benefits also include a lump sum payment equal to 2.99 times the sum of (a) the officer's annual base salary in effect immediately prior to the circumstances giving rise to termination, and
(b) the actual bonus earned by the officer in the year prior to the year in which termination occurs. In addition, each officer will be provided with life and health benefits and a continuation of all other employee benefits for 12 months following the date of termination. In addition, the officers will be fully vested in all benefit plans to the extent not otherwise entitled to 100% of all contributions made by the Company on their behalf.

  In the event any payment or benefit to be received by an officer pursuant to the Agreements would be subject to the federal excise tax, the amount of the benefits payable under the Agreement will be increased such that the net amount retained by the officer after deduction of any excise tax on such payment and any federal, state and local tax upon such additional payment shall be equal to the full severance benefits contemplated by the Agreement.

STOCKHOLDER PERFORMANCE RETURN GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the Nasdaq Stock Market - US Index ("NASDAQ STOCK MRKT - US") and the Nasdaq Telecommunications Index ("NASDAQ TELECOM") for the five-year period ended on September 30, 1995. The information below is based on an investment of $100, on September 30, 1990, in the Company's Common Stock, the NASDAQ STOCK MRKT - US and the NASDAQ TELECOM, with dividends reinvested.

                            [GRAPH APPEARS HERE]

                           COMMNET         NASDAQ
Measurement period         CELLULAR        STOCK              NASDAQ
(Fiscal Year Covered)        INC.        MARKET--US     TELECOMMUNICATIONS
Measurement PT -
9/30/95

FYE 9/30/90                $ 100.00      $ 100.00            $ 100.00
FYE 9/30/91                $ 163.00      $ 157.00            $ 140.00
FYE 9/30/92                $ 152.00      $ 176.00            $ 153.00
FYE 9/30/93                $ 216.00      $ 231.00            $ 270.00
FYE 9/30/94                $ 285.00      $ 233.00            $ 250.00
FYE 9/30/95                $ 363.00      $ 321.00            $ 288.00


DIRECTORS' COMPENSATION

  Directors of the Company who are not employees receive an annual retainer of $12,000, plus reimbursement of expenses incurred in attending Board or committee meetings. Directors who are also employees of the Company receive no compensation in their capacities as directors.

MEETINGS OF THE BOARD

  The Board of Directors held three meetings during the fiscal year ended September 30, 1995. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees thereof on which such director served during that period.

COMMITTEES

  The Company has no standing nominating committee of the Board of Directors.

  The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's officers. The Compensation Committee, which currently consists of Messrs. Simmons, Hayes and Paden, held one meeting during the fiscal year ended September 30, 1995.

  The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's auditors and the scope of auditing and accounting matters. The Audit Committee currently consists of Messrs. Simmons, Hayes and Dwyer. The Audit Committee held one meeting during the fiscal year ended September 30, 1995.

                              INDEPENDENT AUDITOR

  The firm of Ernst & Young LLP serves as the Company's independent certified public accountant as it has since 1985. A partner of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholder proposals intended for presentation at the Company's next annual meeting must be received by the Company at its principal offices in Englewood, Colorado, not later than September 18, 1996.

                                 OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not receive additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of common stock held of record by such persons and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith. The Company has retained Beacon Hill Associates, Inc. to aid in the solicitation of proxies for a fee of $2,500, plus out-of-pocket expenses.

  A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO SHAREHOLDER RELATIONS, COMMNET CELLULAR INC., 8350 EAST CRESCENT PARKWAY, ENGLEWOOD, COLORADO 80111.


Englewood, Colorado
January 12, 1996

                             COMMENT CELLULAR INC.
           PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 27, 1996

  The undersigned holder of shares of Common Stock of Commnet Cellular Inc. (the "Company") hereby appoints Arnold C. Pohs and Daniel P. Dwyer, and each of them, as proxies of the undesigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of the Stockholders of the Company to be held at the Inverness
Hotel & Golf Club, 200 Inverness Drive West, Englewood, Colorado, at 10:00
A.M., local time, on February 27, 1996, and at any and all adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1.

_______________________________________________________________________________

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
ENVELOPE.
_______________________________________________________________________________

Please sign this proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.
_______________________________________________________________________________

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

_____________________________________       ___________________________________

_____________________________________       ___________________________________

_____________________________________       ___________________________________


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

1.) Election of Directors.                  For [_]     Withhold [_]
    Nominee for a three-year term:

      David E. Simmons

    If you do not wish your shares voted "For" the nominee, mark the "Withhold" box.

2.) Such other matters as may properly come before the meeting.

    RECORD DATE SHARES:


Please be sure to sign and date this Proxy.  Date _____________________________

Mark box at right if comments or address change have been noted on the reverse side of this card. [_]

Stockholder sign here ____________________ Co-owner sign here _________________

DETACH CARD                                                         DETACH CARD